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Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Carlisle Companies Incorporated:

        We consent to the incorporation by reference into the previously filed Registration Statements on Form S-8 (Nos. 33-28052, 33-56737, 333-52411, 333-49742, 33-66932, and 333-99261) and on Form S-3 (Nos. 33-56735, 333-16785, 333-71028, and 333-88998) of Carlisle Companies Incorporated of our report dated February 4, 2003, with respect to the consolidated balance sheet of Carlisle Companies Incorporated and subsidiaries as of December 31, 2002 and the related consolidated statements of earnings, stockholders' equity and cash flows for the year ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K of Carlisle Companies Incorporated.

        Our report refers to a change in the Company's method of accounting for goodwill and other intangible assets. Our report also refers to our audit of the adjustments that were applied and disclosures added to revise the 2001 and 2000 consolidated financial statements, as more fully described in the Notes to the Consolidated Financial Statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such adjustments and disclosures.

/s/ KPMG LLP
Charlotte, North Carolina March 5, 2003

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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS